Exhibit 99.1

Media Contacts:

Telkonet Investor Relations

414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet signs Stock Purchase Agreement with VDA Group

Strategic Transaction Will Expand Companies’ Reach and Create Opportunity for Global Leadership in Intelligent Automation, Occupancy-based Energy Management and Iot Technology through a Collective World-wide Presence

Telkonet, Inc. (OTCQB: TKOI) (“Telkonet”) and VDA Group S.p.A. ("VDA") today announced that they have entered into a Stock Purchase Agreement under which VDA will contribute $5 million to Telkonet (the “Financing”) in exchange for a majority of shares of common stock of Telkonet and a warrant to purchase additional shares of common stock. Under the terms of the agreement, the majority of the existing Telkonet board of directors will resign and the resulting vacancies will be filled by individuals designated by VDA to participate in the leadership of the new joint enterprise.

The Financing will allow Telkonet and VDA to create a strategic dynamic that will allow each company to enhance their market position and will provide both companies with an opportunity to leverage the respective strengths of their businesses in the areas of Intelligent Automation, occupancy-based energy management and Iot technology services (“IOT”) for global markets in specific sectors, including hospitality, military housing, student housing, multi-family housing and assisted living. The companies’ respective teams, skills and resources will allow Telkonet and VDA to act on opportunities offered in the new era of IOT and synergies between the two companies will offer customers additional products, technologies and excellent service as it positions itself to take advantage of the technological transformation taking place in the targeted industries.

"This transaction represents an excellent opportunity for Telkonet to increase investment in our targeted industries and will allow us to reach the optimum size for competing in an increasingly attractive and challenging industry," said Jason Tienor, CEO of Telkonet Inc. “I am fully convinced that, thanks to their immense talent and collaborative approach, our teams will be able to maximize performance with energy and enthusiasm."

“This transaction will allow both companies with recognized brands as well as passionate and competent teams to take advantage of each others’ strengths. We both look at the challenges of tomorrow as an opportunity to be seized because they represent a way to grow and improve,” said Piercarlo Gramaglia, Chief Executive Officer of VDA. "We want to strengthen and extend our position in the field of Smart Automation, because we believe that there is no future without a sustainable approach.”

The Financing is subject to customary closing conditions including, among others, approvals of stockholders of Telkonet.

The transaction is expected to close in the fourth quarter of 2021.

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About Telkonet

Telkonet, headquartered in Waukesha, Wisconsin, is an IOT innovator focused on Intelligent Automation and Energy Management through the use of individualized climate controls that enable guests or residents of hotels or homes to intelligently control energy usage in accordance with their preferences, while reducing energy consumption and improving facility management capabilities. Telkonet was founded in 1999 and has successfully deployed over 700,000 intelligent climate control devices across more than 4,000 properties.

About VDA

VDA, headquartered in Pordenone, Italy, is an Italian company founded in 1980 that develops and realizes advanced solutions for integrated Room Management and Interactive Television Systems, primarily in the world-wide hospitality market. Thanks to its 100% made-in- Italy technology and its in-house research and development, VDA has secured a leading position in the sector, positioning itself as a smart room solution provider. With over 250,000 active installations for the most prestigious hotels in the world, VDA leads the industry as a reference technological partner for tailor-made solutions that can improve the guest experience. VDA operates in 30 countries through branches in the UK, the UAE, Hong Kong and Bangkok.

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